UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Consol Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONSOL ENERGY INC.

Consol Plaza

1800 Washington Road

Pittsburgh, PA 15241

Telephone (412) 831-4000

Dear Shareholder:

You are cordially invited to attend CONSOL Energy’s 2004 Annual Meeting on Tuesday, April 27, 2004, at 9 a.m., local time, at Citigroup Center, 153 East 53rd Street, New York, New York.

The enclosed Notice of Annual Meeting and the Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of CONSOL Energy’s business and an opportunity for you to express your views on subjects related to CONSOL Energy’s operations.

You may vote your shares by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you need assistance, please contact CONSOL Energy’s Investor Relations Office. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 accompanies these enclosures and is being distributed in lieu of a separate Annual Report to Shareholders.

The Annual Meeting gives us an opportunity to review results and discuss the steps taken to assure a strong performance in the future. We are committed to making CONSOL Energy a growing, profitable corporation that will generate increased shareholder value. We appreciate your ownership of CONSOL Energy Inc., and I hope you will be able to join us at this Annual Meeting.

Sincerely,

John L. Whitmire

Chairman of the Board

CONSOL ENERGY INC.

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

Telephone 412.831.4000

April 27, 2004 Annual Meeting

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2004

Notice is hereby given that the Annual Meeting of the Shareholders of CONSOL Energy Inc. will be held on April 27, 2004, at 9 a.m., local time, at Citigroup Center, 153 East 53rd Street, New York, New York for the following purposes:

1.	To elect directors to hold office in accordance with the Bylaws of CONSOL Energy Inc.;

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending December 31, 2004; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 9, 2004, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

If you do not expect to attend the Annual Meeting in person, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. Your prompt response will be helpful and your cooperation will be appreciated. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

Stephen E. Williams

Vice President and Secretary

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE BE SURE TO COMPLETE AND RETURN EACH PROXY.

CONSOL ENERGY INC.

PROXY STATEMENT

March 22, 2004

The enclosed proxy is being solicited by the Board of Directors of CONSOL Energy Inc. (“CONSOL Energy” or “Corporation”) to be voted at the Annual Meeting of Shareholders to be held on April 27, 2004, at 9 a.m., local time, at Citigroup Center, 153 East 53rd Street, New York, New York.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each Proposal is described in more detail in this Proxy Statement.

Voting and Revocation of Proxies

The persons named as proxies on the accompanying proxy card have informed CONSOL Energy of their intention, if no contrary instructions are given, to vote the shares represented by such proxies in favor of the election as directors of CONSOL Energy of those persons nominated in this Proxy Statement to hold office in accordance with the Bylaws of CONSOL Energy; in favor of the ratification of the selection of PricewaterhouseCoopers LLP as independent certified public accountants of CONSOL Energy for the fiscal year ending December 31, 2004; and in accordance with their judgment on any other matters which may properly come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the Notice.

Annual Report.    CONSOL Energy’s Annual Report to Shareholders is being mailed to shareholders together with this Proxy Statement. This Proxy Statement will be mailed to holders of record of CONSOL Energy Inc. common stock on or about March 22, 2004.

Record Date and Vote Required for Approval.    The record date with respect to this solicitation is March 9, 2004. All holders of record of CONSOL Energy Inc. common stock as of the close of business on March 9, 2004 are entitled to vote at the Annual Meeting and any adjournment thereof. As of March 9, 2004, the Corporation had 89,961,338 shares of common stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement, assuming that a quorum is present. Abstentions and broker non-votes are not counted in the calculation of the vote, although they will be considered present for quorum purposes.

Revocation of Proxy.    A proxy may be revoked by a shareholder at any time prior to its being voted. If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions from the shareholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. Attendance at the meeting without a request to revoke a proxy will not effectively revoke a previously executed and delivered proxy.

The proxy also serves as the voting instruction for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If proxies representing shares in this plan are not received by mail, those shares will be voted at the discretion of the trustees.

Proxy Solicitation.    All costs relating to the solicitation of proxies will be borne by CONSOL Energy. Georgeson Shareholder has been retained by CONSOL Energy to aid in the solicitation of proxies, at an estimated cost of $6,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, CONSOL Energy will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting.    As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL Energy. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

CONSOL Energy will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL Energy’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission for CONSOL Energy’s fiscal year ended December 31, 2003. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1800 Washington Road, Pittsburgh, PA 15241. Neither the Annual Report on Form 10-K nor the Annual Report to Shareholders is part of the proxy solicitation materials.

GENERAL INFORMATION

The Board of Directors and Its Committees

The Board of Directors.    The Board of Directors is currently comprised of nine members. Those members are John L. Whitmire, James E. Altmeyer, Sr., William E. Davis, J. Brett Harvey, Philip W. Baxter, Patricia A. Hammick, William P. Powell, Joseph T. Williams and Raj K. Gupta. The CONSOL Energy Board of Directors held seven meetings during the fiscal year ended December 31, 2003, and acted twenty-five times by written consent. All the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings held by the Board of Directors (held during the period for which he or she was a director during 2003) and (2) the total number of meetings by all Committees of the Board of Directors on which he or she served (during the period that he or she served). Each director participated in each action by written consent by the Board of Directors and its standing Committees. CONSOL Energy does not have a policy about Directors’ attendance at the Annual Meeting of Shareholders. Messrs. Whitmire, Harvey, Koether and Dr. Zimmermann attended the 2003 Annual Meeting of Shareholders.

During 2003, the non-management Directors held one regularly scheduled executive session. The presiding Director for these sessions is the Chairman of the Board of Directors.

The Board of Directors has three standing Committees: Audit, Compensation, and Nominating and Corporate Governance. All committees are comprised solely of non-employee, independent Directors in accordance with the New York Stock Exchange listing standards. Current charters for each committee are available on CONSOL Energy’s website at http://www.consolenergy.com. Actions taken by such Committees are reported to the full Board of Directors.

Audit Committee.    The Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. The Board of Directors adopted a revised and amended written charter on February 23, 2004, a copy of which is attached as Appendix A hereto. The Audit Committee, which currently consists of four directors, employs independent accountants, subject to shareholder ratification, to audit the financial statements of CONSOL Energy and its subsidiaries and perform other assigned duties. Further, the Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL Energy’s internal controls. In discharging its responsibilities, the Audit Committee is entitled to rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. The members of the Audit Committee are Philip W. Baxter, James E. Altmeyer, Sr., William E. Davis, Raj K. Gupta and John L. Whitmire, ex officio (who, as Chairman of the Board of Directors of CONSOL Energy, attends and participates in all meetings of the Audit Committee but is not a voting member). The Board of Directors has determined that all members are financially literate and, within the meaning of Securities and Exchange Commission rules, Philip W. Baxter is independent and the audit committee financial expert. CONSOL Energy common stock is listed on the New York Stock Exchange and governed by its listing standards. The Audit Committee met eight times during the fiscal year ended December 31, 2003.

Compensation Committee.    The Compensation Committee, which currently consists of five directors, is responsible for establishing executive compensation policies consistent with corporate objectives and shareholder interests. Members of the Compensation Committee are William P. Powell, Philip W. Baxter, Patricia A. Hammick, James E. Altmeyer, Sr., Joseph T. Williams and John L. Whitmire, ex officio (who, as Chairman of the Board of Directors of CONSOL Energy, attends and participates in all meetings of the Compensation Committee but is not a voting member). The Committee recommends to the Board of Directors levels of compensation for the Chief Executive Officer, President and other executive officers, including salary, variable compensation and stock options. The Compensation Committee also takes action regarding the adoption or amendment of employee benefit, incentive compensation or similar plans and is responsible for their oversight or administration. No member of the Committee may be an officer or employee of CONSOL Energy or any of its subsidiaries. The Compensation Committee met four times during the fiscal year ended December 31, 2003.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee has five members, and was formed on February 23, 2004. The Nominating and Corporate Governance Committee recommends to the Board of Directors nominees for election as directors at the Annual Meeting of Shareholders or appointment as directors in the event of any vacancy, generally monitors CONSOL Energy’s corporate governance system and performs any other functions or duties deemed appropriate by the Board of Directors. In making Director recommendations, the Nominating and Corporate Governance Committee will consider nominations submitted by shareholders. Any shareholder who wishes to submit a nomination for the Board of Directors must provide advance notice of such nomination in writing to be received by the Secretary of CONSOL Energy no later than the close of business on the date that is the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the CONSOL Energy). Any nomination should be addressed to the Secretary, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, Pennsylvania 15241. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing the principal occupations or employment of the nominee during the past five years. The members of the Nominating and Corporate Governance Committee are Patricia A. Hammick, Joseph T. Williams, William P. Powell, William E. Davis, Raj K. Gupta and John L. Whitmire, ex officio (who, as Chairman of the Board of Directors of CONSOL Energy, attends and participates in all meetings of the Nominating and Corporate Governance Committee but is not a voting member).

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors the size, function, and needs of the Board of Directors and in doing so takes into account that the Board of Directors as a whole will have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) international markets; (vii) business strategy; (viii) crisis management; (ix) corporate governance; and (x) risk management. The Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to CONSOL Energy. The Nominating and Corporate Governance Committee also (1) determines what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board of Directors, taking into account the competencies described above, (2) actively seeks individuals qualified to become Board members, (3) maintains an active file of suitable candidates for consideration as nominees to the Board, and (4) evaluates and recommends to the Board the slate of nominees for directors to be elected by the shareholders at CONSOL Energy’s next Annual Meeting of Shareholders and, where applicable, fills vacancies. Recommendations by the Committee include a review by the Committee of the contribution of fellow directors, as well as the qualifications of new nominees.

The Nominating and Corporate Governance Committee also oversees the annual evaluation of the Board and the other Board committees, including the individual members of the Board and the other Board Committees, and delivers reports to the Board setting forth the results of such evaluations. The Committee also monitors director performance throughout the year (noting particularly any directors who have had a change in their primary job responsibilities or who have assumed additional directorships since their last assessment) and counsel those directors who may be found wanting. The Committee also annually reviews and assesses the performance of the Committee and each Committee member and delivers a report to the Board setting forth the results of its evaluation. In conducting this review, the Committee addresses matters that it considers relevant to its performance, including, at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

In 2003, Russell Reynolds Associates, Inc. was retained to assist the Board in identifying and selecting candidates for service on the Corporation’s Board of Directors.

Compensation of Directors.    Members of the Board of Directors who are employees of CONSOL Energy or any of its subsidiaries are not compensated for service on the Board of Directors or on any of its Committees. Members of the Board of Directors, other than Mr. Whitmire, who are not employees of CONSOL Energy or any of its subsidiaries receive an annual Board membership fee of $30,000; an attendance fee of $2,000 for each meeting of the Board of Directors; an attendance fee of $2,000 for each meeting of the Audit Committee of the Board of Directors and, if Chairman of the Audit Committee, a $10,000 annual fee, an attendance fee of $1,000 for each meeting of the Compensation Committee or Nominating and Corporate Governance Committee of the Board of Directors upon which they serve and, if Chairman of either of these Committees, an annual fee of $2,000; and, in accordance with the terms of the Corporation’s Equity Incentive Plan, an initial stock option grant of 4,000 shares and, thereafter, an annual grant of stock options to acquire 2,500 shares.

Plans for Directors.    The Board of Directors may grant deferred stock units to Eligible Directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Directors. Under the terms of the Equity Incentive Plan, any director may defer all or part of the payment of Board and Committee fees in the form of cash or stock units until a specified year, until ceasing to be a CONSOL Energy director or death. Annual stock grants may also be deferred but only as stock units. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units.

Communication with Board of Directors.    Shareholders who wish to communicate with CONSOL Energy’s Board of Directors may do so by writing to the Board and should address their communications to the attention of the Corporate Secretary at CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241. Shareholders may also communicate with CONSOL Energy’s Board of Directors via e-mail at directors@consolenergy.com. Information concerning communications with the Board of Directors also is contained on CONSOL Energy’s website at www.consolenergy.com. All communications will be compiled by the Secretary of CONSOL Energy and submitted to the Board of Directors at the next regularly scheduled Board meeting, which are held quarterly.

Beneficial Ownership of Securities

The following table sets forth at March 9, 2004, information with respect to beneficial ownership by (i) beneficial owners of more than five percent of CONSOL Energy’s common stock known by the Corporation, (ii) each director and each nominee for director, (iii) each executive officer named in the Summary Compensation table set forth on page 14 and (iv) all directors and executive officers of the Corporation as a group. The address of the directors and executive officers of CONSOL Energy is c/o CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241, and, unless otherwise indicated, the named person has the sole voting or investment powers with respect to shares of CONSOL Energy common stock set forth opposite such person’s name.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent
Capital Research and Management Company(2)	8,953,800	9.96
333 South Hope Street
Los Angeles, CA 90071
Wellington Management Company, LLP(3)	8,692,200	9.67
75 State Street
Boston, MA 02109
GLG Partners(4)	8,350,000	9.28
1 Curzon Street
London, England W1J5HB
Eubel Brady & Suttman Asset Management, Inc.(5)	5,174,458	5.75
7777 Washington Village Drive
Suite 210
Dayton, OH 45459
State Street Research & Management Company(6)	5,100,000	5.67
One Financial Center, 31st Floor
Boston, MA 02111-2690
J. Brett Harvey(1)	353,908	*
Ronald E. Smith(1)	142,716	*
Christoph Koether(1)	66,600	*
William J. Lyons(1)	65,870	*
Peter B. Lilly(1)	45,100	*
Ronald G. Stovash(1)	34,450	*
John L. Whitmire(1)	85,434	*
Philip W. Baxter(1)	13,999	*
Patricia A. Hammick(1)	4,332	*
Joseph T. Williams(1)	2,000	*
James E. Altmeyer, Sr.(1)	2,000	*
William E. Davis(1)	0	*
William P. Powell(1)	0	*
Raj K. Gupta(1)	1,625	*
All Directors and Executive Officers as a group(1)	818,034	*

*	Indicates less than one percent (1%) ownership.
(1)

Includes shares issuable pursuant to options that were currently exercisable (or may become exercisable on or before May 1, 2004) as follows: Mr. Harvey, 330,200; Mr. Smith, 133,950; Mr. Koether, 66,600; Mr. Lyons, 61,700; Mr. Lilly, 40,100; Mr. Stovash, 32,850; Mr. Whitmire, 7,930; Mr. Baxter, 8,999; Ms. Hammick, 4,332 and for all directors and executive officers as a group, 686,661. Does not include stock options which will become exercisable in increments in future years in the following amounts: Mr. Harvey, 270,000; Mr. Smith, 128,250; Mr. Koether, 143,750; Mr. Lyons, 53,500; Mr. Lilly, 120,000; Mr. Stovash, 29,250; Mr. Baxter, 4,001; Ms. Hammick, 4,668; Mr. Williams, 4,000; Mr. Altmeyer, 4,000; Mr. Davis, 4,000; Mr. Powell, 4,000; and Mr. Gupta, 4,000 and for all directors and executive officers as a group, 773,419.

(2)	Based on a Schedule 13G filed by Capital Research and Management Company with the SEC on February 13, 2004.
(3)	Based on a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 12, 2004. Wellington Management Company, LLP has shared voting power for 7,510,100 shares and shared dispositive power for 8,692,200 shares.
(4)	Based on information provided to us by Friedman, Billings, Ramsey & Co. in connection with shares of our common stock purchased in private placements on October 9, 2003 and February 20, 2004.
(5)	Based on a Schedule 13G filed by Eubel Brady & Suttman Asset Management, Inc. with the SEC on February 12, 2004. Eubel Brady & Suttman Asset Management, Inc., Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgreive have shared voting and dispositive power for 5,174,458 shares.
(6)	Based on information provided to us by State Street Research & Management Company.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING

PROPOSAL #1 — NOMINATIONS FOR ELECTION OF DIRECTORS

The nominees for election as directors are identified as follows. All nominees are now members of the Board of Directors. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Nominating and Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

The following material contains information concerning the nominees, including their recent employment, positions with CONSOL Energy, other directorships, and age as of the date of the 2004 Annual Meeting.

John L. Whitmire, Chairman of the Board of Directors, CONSOL Energy Inc., age 63, has served as Chairman of the Board of Directors of CONSOL Energy Inc. since March 3, 1999. Mr. Whitmire currently serves ex officio on the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Prior to his election, Mr. Whitmire was the Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc., a position that he held from January 1996 until September 1998 when Union Texas Petroleum was acquired by ARCO. Before joining Union Texas Petroleum, Mr. Whitmire served for more than 30 years in various executive capacities with Phillips Petroleum Company, including Executive Vice President—Exploration and Production, and as a director from January 1994 to January 1996. Mr. Whitmire is a director of the National Audubon Society, Global Santa Fe Corporation and El Paso Corporation. Mr. Whitmire received a Bachelor of Science degree in Mechanical Engineering from New Mexico State University.

J. Brett Harvey, Director, CONSOL Energy Inc., age 53, has been President and Chief Executive Officer and a Director of CONSOL Energy Inc. since January 1998. Prior to joining CONSOL Energy Inc., Mr. Harvey served as the President and Chief Executive Officer of PacifiCorp Energy Inc., a subsidiary of PacifiCorp, from March 1995 until January 1998. Mr. Harvey was also President and Chief Executive Officer of Interwest Mining Company from January 1993 to January 1998, Vice President of PacifiCorp Fuels from November 1993 until January 1998. Mr. Harvey is Chairman of the National Mining Association and a representative of the NMA on the Marine Transportation System National Advisory Council, Vice Chairman of the World Coal Institute, member of the IEA Coal Industry Advisory Board, Vice Chairman of Waterways Council, Inc., member of the Board of Directors of the Bituminous Coal Operators’ Association, member of the executive committee and the Board of the Center for Energy & Economic Development and Chairman of its finance committee, member of the CEO Group of the Coal Based Generation Stakeholders, member of the Executive Advisory Board of the Virginia Coal Field Development Authority, member of the National Coal Council, member of The Conservation Fund Corporate Counsel and Chairman of the Greater Pittsburgh Council of Boy Scouts of America. He received a bachelor’s degree in Mining Engineering from the University of Utah.

James E. Altmeyer, Sr., Director, age 65, has been a Director of CONSOL Energy Inc. since November 2003. He currently serves as a member of the Audit Committee and Compensation Committee. Mr. Altmeyer has been President and CEO of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, and Virginia since 1972. He also has been President of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Mr. Altmeyer has served on the Board of Directors of Wesbanco since 1987 and currently serves on its audit committee. Wesbanco is a multi-state bank holding company with offices in Pennsylvania, West Virginia and Ohio. Mr. Altmeyer also serves as a member of the executive committee of the Board of Directors of Wheeling Hospital; Chairman of the Fire Department Civil Service Commission of Wheeling; President of the American Legion Home Corporation; Vice Chairman of the Chambers Foundation and, in April 2003, he was appointed to the U.S. Small Business Administration Advisory Council for Veterans Business Affairs. Mr. Altmeyer is a graduate of the U.S. Military Academy, West Point, New York.

Philip W. Baxter, Director, CONSOL Energy Inc., age 55, was elected to the Board of Directors of CONSOL Energy Inc. in August 1999. Mr. Baxter currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee. Mr. Baxter has been the President of Stan Johnson Company, a nationally recognized leader in commercial real estate brokerage specializing in single-tenant properties, since 2002. Mr. Baxter was Chief Financial Officer and Executive Vice President of the Tulsa-based energy conglomerate, Mapco Inc., in March 1998 when it merged with The Williams Company. During his 18 year career at Mapco, Mr. Baxter held a number of officer level positions including Chief Information Officer and Senior Vice President of Strategic Planning. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company. Mr. Baxter received a bachelor’s degree in Business Administration from the University of Oklahoma and is a 1992 graduate of the Darden Executive Program of the University of Virginia.

William E. Davis, Director, CONSOL Energy Inc., age 61, joined the Board of Directors in January 2004. He currently serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Davis has been a Director of Abitibi Consolidated, the world’s largest producer of newsprint and value-added paper since April 2003. Mr. Davis was the former Chairman of the Board of Directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002, Mr. Davis served as Chairman of National Grid USA and as an Executive Director of National Grid (UK) until April 1, 2003, when he retired. Prior to joining Niagara Mohawk, from August 1984 to February 1990, Mr. Davis was Executive Deputy Commissioner of the New York State Energy Office. He currently serves on the Board of Trustees of Syracuse University, where he is a member of the executive committee and chairs the Academic Affairs Committee, and the Metropolitan Development Foundation of Central New York, where he serves as Chairman and Chief Executive Officer. Mr. Davis received a Master of Science Degree from George Washington University in 1971 and a Bachelor of Science degree in 1964 from the U.S. Naval Academy, Annapolis, Maryland.

Raj K. Gupta, Director, CONSOL Energy Inc., age 61, joined the Board of Directors in February 2004. He currently serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee. From 1965 to 2000, Mr. Gupta held various management positions with Phillips Petroleum Company, an international integrated oil and gas company now part of ConocoPhillips, including as Vice President of Strategic Planning, managing the company’s strategic planning, growth and globalization efforts in South America, China, the Middle East and the former Soviet Union. He currently serves on the Board of Directors of Yukos Oil Company, Moscow, Russia, chairs its compensation committee and is a member of its audit and finance committees. Mr. Gupta earned a Master’s degree in Industrial Engineering and Management Science from Kansas State University and a Bachelor of Science degree in Mechanical Engineering with Honors from Birla Engineering College in India.

Patricia A. Hammick, Director, CONSOL Energy Inc., age 57, has served on the Board of Directors since June 2001. She currently serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. She previously served on the Audit Committee in addition to being

Chairman of a Special Committee. Ms. Hammick was Senior Vice President and a member of the management committee of Columbia Energy Group from 1998 through 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 to 1998. She served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C. from 1983 to 1996 and held a management position with Gulf Oil Exploration and Production Company from 1979 through 1983. Prior to 1979, she worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center. Ms. Hammick is currently an independent director of Dynergy, Inc. where she serves on the audit and governance committees. She became an adjunct professor in graduate studies at the George Washington University in 2001. She is a member of the Arthur Page Society and the National Association of Corporate Directors. Ms. Hammick received a bachelor’s degree in chemical physics and mathematics from Rice University in 1968, a master’s degree in Physics from the University of California in 1970, and her doctorate degree in Mathematical Statistics from George Washington University in 1989. She has received additional management and executive training at The Wharton School’s Aresty Institute of Executive Education and Boston University’s Gulf Oil Management Institute.

William P. Powell, Director, CONSOL Energy Inc, age 48, has served on the Board of Directors since January 2004. He currently serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Powell has been a Managing Director of Williams Street Advisors, a New York City-based investment banking advising boutique since May 2001. From 1998 to 2001, Mr. Powell served as Joint Global Head of the General Industrial Group of the Corporate Finance Department of UBS AG. Mr. Powell has been a director of Cytec Industries, where he chairs the governance committee and has served on the audit committee since 1993. Mr. Powell has also served on the Board of Directors of International Executive Service Corp. since 1999. Mr. Powell received a Master of Business Administration degree from Duke University in 1980.

Joseph T. Williams, Director, CONSOL Energy Inc., age 66, has served on the Board of Directors since January 2004, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Williams is a retired oil and natural gas industry executive who has held positions as Chairman or Chief Executive Officer or both for NASDAQ, American, and New York Stock Exchange listed companies. Most recently, from October 2000 to December 2001, Mr. Williams served as Chairman of DevX Energy, Inc. From July 1998 to August 1999, Mr. Williams was the President and Chief Executive Officer of MCN Investment Corporation, a subsidiary of MCN Energy, Inc. Early in his career, Mr. Williams spent 18 years with Chevron Corp. where he held management positions with increasing responsibility in both domestic and international operations. His executive positions after leaving Chevron included assignments at Mitchell Energy and Development Corp., Lear Petroleum Corporation, and PG & E Resources Company where, as President and CEO, he oversaw the acquisition of several significant companies in building a mid-size independent oil and gas exploration and production company. He was a member of a number of industry organizations and was President of the Dallas Petroleum Club and Chairman of the Dallas Wildcat Committee. He is currently a member of the Society of Petroleum Engineers and the 25 Year Club of the Petroleum Industry. Mr. Williams received a Bachelor of Science in Petroleum Engineering from the University of Texas in 1960.

Determination of Director Independence.    The Board of Directors is required under the New York Stock Exchange rules to affirmatively determine the independence of each Director and to disclose such determination in the proxy statement for each annual meeting of shareholders of CONSOL Energy. The Board of Directors, at its meeting held on March 16, 2004, has determined that all non-employee Directors (i.e. all directors except J. Brett Harvey) are independent in accordance with the New York Stock Exchange listing standards

Section 16(a) Beneficial Ownership Reporting Compliance.    CONSOL Energy’s directors and executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of CONSOL Energy Inc. common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on review of the copies of such forms furnished to CONSOL Energy, CONSOL Energy believes that, except as noted below, during 2003 all Section 16(a) filing requirements applicable to its executive officers and directors were complied with. The following information notes all late filings of Forms 3 and 4 by persons who were directors or executive officers of CONSOL Energy in 2003: in connection with stock option grants by CONSOL Energy, of the 23 Form 4 reports required to be filed by directors and executive officers of CONSOL Energy, (1) each of Messrs. Harvey, Lilly, Smith, Lyons and Koether filed two Form 4 reports late, each of which reported one transaction and (2) each of Messrs. Whitmire and Baxter and Ms. Hammick filed one Form 4 report late, each of which reported one transaction. Mr. Whitmire filed a Form 4 report late which reported a grant of restricted shares of common stock made pursuant to Mr. Whitmire’s employment agreement. All late forms have since been filed.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ABOVE NAMED NOMINEES

FOR THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

Compensation Committee Report.    The Compensation Committee of the Board of Directors is responsible for administering the Equity Incentive Plan and reviewing and making decisions with respect to the compensation of executive officers and key executives of CONSOL Energy and its subsidiaries.

The following is the Compensation Committee’s report to shareholders on the Corporation’s executive compensation policies with respect to compensation reported for the fiscal year ended December 31, 2003. In accordance with the rules of the Securities and Exchange Commission, this report shall not be incorporated by reference into any of the Corporation’s future filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933, and shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933.

Compensation Committee Report on Executive Compensation

Key compensation-related responsibilities of the Compensation Committee (“Committee”) of the Board of Directors (“Board”):

•	To establish and periodically review CONSOL Energy’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other CONSOL Energy employees;

•	To establish compensation arrangements and incentive goals for executive officers and to administer compensation plans;

•	To review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance; and

•	To review and monitor management development and succession plans and activities.

For the fiscal year ended December 31, 2003, the Committee’s activity focused on the key elements of the total direct compensation program for executive officers, which included Base Pay, the Short-Term Incentive Compensation Plan and Long-Term Incentives. Elements reviewed as part of the Short-Term Incentive Compensation Plan were minimum threshold, target objectives, the payout formula, and the adoption of Net Income as the performance measurement for the next fiscal year. Elements reviewed as part of the Long-Term Incentives to executive officers included type and level of award distribution.

How the Committee functions:

•	The Committee uses compensation data for a peer group of selected mining and energy companies which compete in markets served by the Corporation (“Peer Group”) as well as national surveys whereas the Corporation matches similar industries and similar revenue (“Survey Data”). The Peer Group and Survey Data are used by the Committee as a primary basis for performance and compensation comparison purposes when making key compensation-related decisions.

•	The Committee has been assisted by:

•	The Corporation’s internal support staffs; and

•	A consulting firm retained by the Corporation.

The Corporation’s executive compensation program is designed to:

•	Attract, motivate and retain executive officers who can make significant contributions to the Corporation’s long-term success;

•	Align the interests of executive officers with those of shareholders; and

•	Place a significant portion of an executive officer’s total compensation at risk by tying it to the Corporation’s financial performance.

The primary components of the Corporation’s executive compensation programs are: base salary, annual incentive awards, and long-term incentive awards:

Base Salary

•	Base salaries are generally targeted at the middle of the competitive marketplace (the “median”).

•	The “market rate” for an executive position is determined through an assessment by the Corporation’s human resources personnel. This assessment considers relevant industry salary practices, the position’s complexity and level of responsibility, its importance to the Corporation in relation to other executive positions, and the competitiveness of an executive’s total compensation.

•	Subject to the Committee’s approval, the level of an executive officer’s base pay is determined on the basis of:

•	Relevant comparative compensation data; and

•	The Chief Executive Officer’s assessment of the executive’s performance, experience, demonstrated leadership, job knowledge and management skills.

Annual incentive awards

•	These cash awards are intended to provide a linkage among executive performance, annual performance measures, and long-term shareholder value.

•	For the fiscal year ended December 31, 2003, no annual incentive awards were made with respect to 2002 performance to the President and Chief Executive Officer and the other executive officers included in the compensation tables under the Short-Term Incentive Compensation Plan (the “Short-Term Plan”).

How annual incentive awards are calculated under the Short-Term Incentive Compensation Plan:

The Short-Term Plan is designed to give the Committee the flexibility to make annual incentive awards that are comparable to those found in the marketplace in which the Corporation competes for executive talent. The

`Short-Term Plan permits the payment of annual incentive awards that are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

•	The identity of the executive officers eligible to participate in the Short-Term Plan is confirmed;

•	The size of the compensation pool for the year, based upon financial information supplied by the Corporation’s officers, is computed and certified; and

•	The amount of the authorized incentive award to be paid to each participant in the Short-Term Plan is certified, based on:

•	the maximum percentage of the compensation pool assigned to a participant; and

•	an assessment of an individual executive’s performance and that of the Corporation or specified business units against certain criteria, and a subjective evaluation of performance based on certain criteria.

Long-term incentive awards

The Compensation Committee has determined to discontinue the Long-Term Incentive Performance Unit Plan (the “Long-Term Incentive Plan”). The Corporation is considering other forms of long-term compensation to reward performance that increases the equity value of the Corporation for its shareholders.

Chief Executive Officer compensation

•	In determining Mr. Harvey’s compensation, the Committee considered:

•	The Corporation’s financial performance and Peer Group, compensation survey data; and

•	Mr. Harvey’s leadership, decision-making skills, experience, knowledge, communication with the Board and strategic recommendations, as well as the Corporation’s positioning for future performance.

•	The Committee did not place any particular relative weight on one of these factors over another, but the Corporation’s financial performance is generally given the most weight.

•	The Committee’s decisions regarding Mr. Harvey’s compensation are reported to and discussed with the Board.

•	For fiscal year ended December 31, 2003, the Committee’s decisions regarding Mr. Harvey’s compensation included the following:

•	For the fiscal year ended December 31, 2003, Mr. Harvey’s base salary remained $600,000, and in March 2003, the Committee granted Mr. Harvey a $300,000 additional compensation award.

•	In deciding upon the opportunity of Mr. Harvey’s incentive award payment under the Short-Term Plan, the Committee considered the following, in addition to the Corporation’s operating cash flow and operating earnings achievements:

•	CONSOL Energy implemented a number of strategic initiatives designed to improve the risk and return characteristics of its businesses.

•	The Committee recognized the Corporation’s common stock performance.

•	Before arriving at its final decision regarding the amount of Mr. Harvey’s annual incentive award, the Committee confirmed that the Corporation’s compensation program is consistent with market place practices linking pay for performance.

•	For the fiscal year ended December 31, 2003, no annual incentive award under the Short-Term Plan was made to Mr. Harvey with respect to 2002 performance.

Deductibility of Compensation:

•	Under Section 162(m) of the Internal Revenue Code, CONSOL Energy and its subsidiaries may not deduct compensation in excess of $1,000,000 paid to CONSOL Energy’s Chief Executive Officer or to each of the named executive officers unless the compensation meets specific criteria for performance-based compensation. As discussed in this report, the Committee intends to provide compensation that is both market and performance based. Awards under the Short-Term Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance-based plan requirements. The compensation program is designed to achieve full tax deductibility. However, the Committee reserves the right to approve non-deductible compensation if the Committee believes it is in the best interests of the shareholders. All compensation paid for fiscal year ended December 31, 2003 was fully deductible for federal income tax purposes.

Conclusion:

•	Based upon its review of the Corporation’s executive compensation program, the Committee has concluded that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was established.

MEMBERS OF THE COMMITTEE:

Philip W. Baxter

John L. Whitmire

Executive Compensation.    The following table discloses the compensation for Mr. Harvey, the President and Chief Executive Officer, Mr. Koether, Executive Vice President until September 30, 2003, and the other four most highly compensated executive officers of CONSOL Energy or its subsidiaries who were serving as an executive officer at fiscal year ended December 31, 2003 whose annual salary plus other forms of compensation exceeded $100,000 (the “named executive officers”). The information presented for 2001 represents the period from July 1, 2000 through June 30, 2001. The information provided for 2001T represents the period from July 1, 2001 through December 31, 2001. At January 1, 2002, CONSOL Energy converted to a fiscal year ending December 31.

SUMMARY COMPENSATION TABLE

								Long Term Compensation
	Annual Compensation							Awards		Payouts
Name and Principal Position	Year		Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)(2)		Restricted Stock Award ($)	(#) Securities Options/SARs	(#) LTIP Payouts	All Other Compensation ($)(3)
J. Brett Harvey	2003		586,154	300,000	(4)	62,893	(5)	—	120,100	—	11,769
President and Chief Executive Officer	2002 2001	T	564,304 273,228	— 650,000		88,430 —	(5)	— —	120,000 120,000	72,800 —	12,000 5,100
	2001		485,752	410,000		60,979	(5)	—	120,000	400,000	10,200

Christoph Koether	2003		230,270	364,388	(9)	—		—	65,100	—	9,462
Executive Vice President	2002		261,435	—		—		—	65,000	—	12,000
	2001	T	114,930	—		34,840	(6)	—	92,500	—	—
	2001		18,750	—		—		—	4,000	—	—

Peter B. Lilly	2003		371,231	55,575	(4)	153,567	(7)	—	80,100	—	11,769
Chief Operating Officer—Coal	2002		69,180	—		49,003	(7)	—	80,000	—	1,700

Ronald E. Smith	2003		298,411	178,694	(4)	—		—	65,100	—	11,769
Executive Vice President	2002		286,530	—		—		—	55,000	30,940	12,000
	2001	T	132,900	335,071		—		—	55,000	—	5,100
	2001		244,800	180,000		—		—	43,000	140,000	10,200

William J. Lyons	2003		219,808	91,125	(4)	—		—	25,100	—	11,769
Senior Vice President and Chief Financial Officer	2002 2001	T	198,135 91,650	— 149,058		— —		— —	20,000 23,000	8,190 —	11,823 5,100
	2001		167,290	60,000		—		—	33,000	40,000	9,786

Ronald G. Stovash	2003		199,528	52,298	(4)	—		—	18,100	—	11,400
Senior Vice President	2002		184,260	—		22,330	(8)	—	10,500	9,100	11,906
	2001	T	88,035	115,174		—		—	10,500	—	5,081
	2001		168,135	65,000		10,991	(8)	—	10,500	76,720	9,992

(1)	Bonuses represent amounts paid during the period, but accrued with respect to previous periods.
(2)	Except as indicated, other annual compensation in the form of perquisites and other personal benefits has been omitted because it accounted for less than the lesser of $50,000 or 10% of the total salary and bonus for the period reported. Perquisites and other personal benefits include payments for transfer assistance, travel expense, car allowance, financial planning assistance, use of corporate aircraft and country club membership fees.
(3)	Represents matching contributions to CONSOL Energy’s 401(k) Plan.
(4)	Represents additional compensation awards granted by the Board not falling under the Short-Term Plan.
(5)	Includes (a) $27,642 in 2003 for financial planning assistance, (b) $42,598 in 2002 for use of corporate aircraft and (c) $18,333 in 2001for transfer assistance.
(6)	Includes $29,140 for transfer assistance.
(7)	Includes (a) $100,000 in 2003 for lost compensation consideration and (b) $46,551 in 2002 for transfer assistance.

(8)	Includes (a) in 2002, $12,250 for country club membership fees and $9,511 for car allowance and (b) in 2001, $6,235 for country club membership fees and $3,429 for car allowance.
(9)	Includes $178,694 for severance payment in anticipation of Short-Term Plan payout and additional compensation awards granted by the Board not falling under the Short-Term Plan.

Stock Option Grants.    In April 2003, the Board of Directors of CONSOL Energy granted to eligible employees nonqualified stock options to acquire an aggregate of 1,237,700 shares of common stock at an exercise price equal to $17.20 per share, the closing price on the date of the grant. These nonqualified stock options become exercisable in increments beginning in April 2004. The following table sets forth the individual grants of stock options made to Mr. Harvey and the other named executive officers of CONSOL Energy or its subsidiaries during the twelve months ended December 31, 2003. There were no stock appreciation rights granted during the twelve months ended December 31, 2003.

Option/SAR Grants in Last Fiscal Year

	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/ SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name					5%	10%
J. Brett Harvey	120,100	9.7	17.20	2013	1,299,120	3,292,226
Peter B. Lilly	80,100	6.5	17.20	2013	866,441	2,195,731
Ronald E. Smith	65,100	5.2	17.20	2013	704,186	1,784,545
William J. Lyons	25,100	2.0	17.20	2013	271,506	688,050
Christoph Koether(1)	65,100	5.2	17.20	2013	704,186	1,784,545
Ronald G. Stovash	18,100	1.4	17.20	2013	195,787	496,164

(1)	Mr. Koether served as Executive Vice President until September 30, 2003 and as a Director until October 22, 2003.

The stock options granted to these executive officers will terminate ten years after the date on which they were granted. The stock options will vest 25% per year, beginning one year after the grant date, except for 100 shares which fully vest one year after the grant. The vesting of the options will accelerate upon a change of control of CONSOL Energy. The stock options will terminate upon the occurrence of the following events:

•	immediately, if the employee is terminated for cause or his employment has been terminated for any other reason and he breaches a covenant not to compete with CONSOL Energy;

•	within three months if the employee is terminated without cause (except for reduction in force) or does so voluntarily; or

•	within three years following the death of the employee.

The following table sets forth the aggregate number of shares acquired on exercise of stock options, the number of securities underlying unexercised options and the value of unexercised in-the-money options for Mr. Harvey and the other named executive officers of CONSOL Energy at December 31, 2003. There were no stock appreciation rights which were or became exercisable during the fiscal year ended December 31, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End	Value of Unexercised in-the-Money Options/SARs at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	(#) Exercisable/ Unexercisable	Exercisable/ Unexercisable(1)
J. Brett Harvey	—	—	300,100/300,100	2,194,575/2,363,595
Peter B. Lilly	—	—	20,000/140,100	256,000/1,464,870
Ronald E. Smith	—	—	117,600/144,600	833,159/1,149,523
William J. Lyons	—	—	55,350/59,850	375,466/461,192
Christoph Koether	16,250	165,225	50,250/160,100	3,937/1,169,445
Ronald G. Stovash	—	—	28,250/33,850	210,835/272,858

(1)	Calculated on the basis of the closing sale price of $25.90 per share on December 31, 2003, less the exercise price per share.

The following table summarizes our equity compensation plan information as of December 31, 2003. Information is included for equity compensation plans approved by CONSOL Energy shareholders.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,280,878	$19.2359	1,991,175
Total	4,280,878

The Equity Incentive Plan was approved prior to CONSOL Energy’s initial public offering by its then shareholders. There are not any equity plans that have not been approved by shareholders. In April 2003, the shareholders approved an amendment to the Equity Incentive Plan, including an increase in the total number of shares of common stock that can be covered by grants to a total of 6,500,000 shares.

Retirement Benefits.    Pension benefits for salaried employees under the CONSOL Energy Inc. Retirement Plan are based on an employee’s years of service and average monthly pay during the employee’s three highest-paid years. “Average monthly pay” for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Corporation’s general revenues under separate, nonfunded pension restoration plans.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30
$ 90,000	$21,600	$28,800	$35,500	$36,700
$145,000	$34,800	$46,400	$57,200	$58,900
$200,000	$48,000	$64,000	$79,000	$81,100
$255,000	$61,200	$81,500	$100,700	$103,300
$310,000	$74,400	$99,100	$122,400	$125,500
$365,000	$87,600	$116,700	$144,100	$147,700
$420,000	$100,800	$134,300	$165,800	$169,900
$530,000	$127,200	$169,500	$209,200	$214,300
$640,000	$153,600	$204,600	$252,600	$258,600
$750,000	$180,000	$239,800	$296,100	$303,000

Remuneration covered by the plan is base salary only. The current base salary for Mr. Harvey and the other named executive officers is set forth in the “Salary” column in the “Summary Compensation Table” on page 14. The foregoing table illustrates the straight life annuity amounts payable under the Pension and Retirement Plan and pension restoration plans to CONSOL Energy employees retiring at age 65 in 2003. Amounts shown above are subject to deduction for Social Security payments. The current years of service credited for retirement benefits for the named executive officers are as follows:

J. B. Harvey	17	R. G. Stovash	28
R. E. Smith	28	W. J. Lyons	28
P. B. Lilly	1	C. Koether	0

Employment Agreements.

Employment Agreement With Mr. Harvey.    J. Brett Harvey entered into an employment agreement with CONSOL Energy Inc. on December 11, 1997, as amended April 5, 2000. Under the terms of this contract, Mr. Harvey assumed his current position as the President and Chief Executive Officer on January 1, 1998. The employment agreement provides for a term through December 31, 2006. The term of the agreement is to be extended for an additional year, or through December 31, 2007, if Mr. Harvey remains employed by the Corporation on December 31 of the year 2004, but in no case is the term of the employment agreement to be extended beyond December 31, 2007, and it may be terminated earlier. Mr. Harvey’s employment will terminate:

•	if he becomes disabled and would be eligible to receive disability benefits under CONSOL Energy Inc.’s employee retirement plan;

•	if either party terminates the agreement; or

•	for cause as determined by the Board of Directors of CONSOL Energy at any time.

If the agreement is terminated other than by CONSOL Energy for cause or if Mr. Harvey resigns, Mr. Harvey will receive severance payments in an amount equal to any incentive compensation received in the preceding 12 months and his then current base salary. These amounts would be paid to Mr. Harvey until the end of the term of the employment agreement. In the event of termination for cause, Mr. Harvey’s compensation and benefits terminate at the end of the month in which the notice of termination is given.

Mr. Harvey received a yearly base salary of $600,000 through December 31, 2003. He is entitled to participate in all incentive compensation programs for senior management of CONSOL Energy, including short-term and long-term incentive pay programs. He also is eligible for all employee benefit plans and policies applicable to CONSOL Energy employees. For employee retirement plan purposes, Mr. Harvey has been granted 11 years of additional service credit representing his years of employment at PacifiCorp, deducting from any such benefits amounts paid or payable to him pursuant to any retirement or similar plans of PacifiCorp.

Mr. Harvey’s employment agreement contains certain confidentiality and non-competition obligations. Mr. Harvey must keep CONSOL Energy’s non-public information confidential during the term of the employment agreement and for a period of 12 months after his termination. Mr. Harvey has agreed not to compete with the business of CONSOL Energy for so long as he receives severance benefits under the terms of the employment agreement.

Agreement with John L. Whitmire.    CONSOL Energy entered into an agreement with Mr. Whitmire on February 22, 1999 pursuant to which he was engaged as the non-executive Chairman of the Board of CONSOL Energy, subject to election by the Corporation’s shareholders. Under the terms of the agreement, Mr. Whitmire receives cash compensation of $100,000, shares of common stock having a fair market value of $225,000 and stock options having a fair market value of $25,000 each year. Initially, Mr. Whitmire was elected to serve as the Chairman of the Board by the shareholders of CONSOL Energy on March 3, 1999.

Change in Control Agreements.

On July 21, 2003, CONSOL Energy entered into a Change In Control Severance Agreement with each of Messrs. Harvey, Lilly, Smith, Lyons and Stovash (each an “Executive” and, collectively, the “Executives”), which provides that if Executive is terminated (1) after, or in connection with, a Change in Control, as defined, for any reason other than cause, death or disability or if, within the two year period after a Change in Control, he is constructively terminated (which includes (a) an adverse change in his position, (b) a reduction in annual base salary or target bonus or a material reduction in employee benefits, (c) a material change in circumstances as determined by Executive, (d) the liquidation, dissolution, merger, consolidation or reorganization of the Corporation or transfer of substantially all of the Corporation’s business or assets or (e) the relocation of Executive’s principal work location to a location that increases his normal commute by more than 50 miles or that requires travel increases by an unreasonable amount or (2) other than for cause, death or disability, not more than three months prior to the date on which a Change in Control occurs or, at the request of a third party who initiates a Change in Control, Executive will receive: (i) a lump sum cash payment equal to (A) a multiple of Executive’s base pay, plus (B) a multiple of Executive’s incentive pay (the multiple, in each case, for Mr. Harvey is 3.0, for Mr. Lilly 2.5, for Mr. Smith 2.0, for Mr. Lyons 2.0 and for Mr. Stovash 1.5); (ii) a pro rated payment of his incentive pay for the year in which his termination of employment occurs; (iii) for a specified period (for Mr. Harvey 36 months, for Mr. Lilly 30 months, for Mr. Smith 24 months, for Mr. Lyons 24 months and for Mr. Stovash 18 months), the continuation of medical and dental coverage (or a lump sum payment in lieu of continuation); (iv) a lump sum cash payment equal to the total amount that Executive would have received under the Corporation’s 401(k) plan (for Mr. Harvey 36 months, for Mr. Lilly 30 months, for Mr. Smith 24 months, for Mr. Lyons 24 months and for Mr. Stovash 18 months) as a Corporation match if he was eligible to participate in the Corporation’s 401(k) plan for a specified period after his termination date and he contributed the maximum amount to the plan for the match; (v) a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the Corporation’s qualified defined benefit plan and (if eligible) its pension restoration plan (together, the “pension plans”) and the present value of the accrued pension benefits to which Executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. Harvey 36 months, for Mr. Lilly 30 months, for Mr. Smith 24 months, for Mr. Lyons 24 months and for Mr. Stovash 18 months); (vi) a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and (vii) any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Corporation. In addition upon a Change in Control, all equity will become fully vested and/or exercisable on the date the Change in Control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement.

A “Change in Control” means: (1) the acquisition after the date of the Change in Control Severance Agreement by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange

Act) of more than 25% of the combined voting power of the then outstanding voting stock of CONSOL Energy, other than any such acquisition (A) directly from CONSOL Energy that is approved by the incumbent board (as defined), (B) by CONSOL Energy or by any employee benefit plan (or related trust) sponsored or maintained by CONSOL Energy or any subsidiary, (C) by an underwriter in connection with a public offering, or (D) in a business combination that complies with the foregoing; or (2) individuals who constitute the Board as of the date that RWE first beneficially owned 50% or less of the voting stock of CONSOL Energy (the “incumbent board”) (or whose election was approved by two-thirds of the incumbent board, other than any director elected as a result of an actual or threatened election contest) cease for any reason to constitute at least a majority of the Board; or (3) consummation of a reorganization, merger or consolidation of CONSOL Energy or a direct or indirect wholly owned subsidiary of CONSOL Energy, a sale or other disposition of all or substantially all of the assets of CONSOL Energy, or certain other transactions involving CONSOL Energy (each, a “business combination”), unless, in each case, immediately following such business combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of CONSOL Energy immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination or any direct or indirect parent corporation of such entity, (B) no person other than CONSOL Energy beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination or any direct or indirect parent corporation of such entity, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such business combination or any direct or indirect parent corporation thereof are members of the incumbent board at the time of the execution of the initial agreement or of the action of the Board providing for such business combination; or (4) approval by the shareholders of the Corporation of a complete liquidation or dissolution of CONSOL Energy, except pursuant to certain business combinations.

With respect to each of Messrs. Harvey, Lilly, Smith and Lyons, if it is determined that any payment or distribution (a “Payment”) by CONSOL Energy to or for his benefit would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), CONSOL Energy will pay to him an additional amount (the “Gross-Up Payment”), subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under section 4999 of the Code, and any tax imposed upon the Gross-Up Payment, will be equal to the Payment.

The Change in Control Severance Agreement contains confidentiality, non-competition and non-solicitation obligations.

The term of the Change in Control Severance Agreement is three years, subject to a one year extension annually, commencing on January 1, 2006, unless CONSOL Energy gives notice not later than October 31 of the preceding year that it does not wish to extend the Agreement. Regardless of any such notice by CONSOL Energy, the Agreement will continue in effect for a period of 24 months beyond the term provided in the Agreement if a Change in Control occurs during the period that the Agreement is in effect.

Related Party Transactions.

CONSOL Energy sells coal to RWE AG and its subsidiaries, which until February 2004, beneficially owned more than 10% of CONSOL Energy’s common stock, on a basis reflecting the market value of the product. For the year ended December 31, 2003 such sales amounted to $1.4 million with related freight revenue of $0.6 million.

Also, RWE Rhenas, a subsidiary of RWE AG, periodically provided insurance brokerage coverage services to CONSOL Energy without fee. For the twelve months ended December 31, 2003, CONSOL Energy expensed $2.8 million of insurance expense brokered through this subsidiary of RWE AG. Since September 30, 2003, this subsidiary no longer provided these services and CONSOL Energy has been insured through an independent insurance company.

STOCK PERFORMANCE GRAPH

The following performance graph compares the cumulative shareholders’ return on the common stock of CONSOL Energy Inc. to the cumulative return of a peer group and the Standard & Poor’s MidCap 400 Index. The Peer Group is comprised of: CONSOL Energy, Arch Coal, Inc., Peabody Energy Corporation, and Massey Energy Company. The graph assumes that the value of the investment in company common stock and each index was $100 at April 30, 1999, the date of the Corporation’s initial public offering. The graph also assumes that all dividends were reinvested and that investments were held through December 31, 2003. CONSOL Energy chose to add the Peer Group as an additional basis for comparison because the formerly used NYSE composite index is no longer available.

	4/30/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
CONSOL Energy Inc.	100.00	65.99	197.29	182.91	132.87	204.72
Peer Group	100.00	80.78	160.23	182.25	127.15	201.68
S&P MidCap 400	100.00	112.81	132.56	131.76	112.64	152.76

Cumulative Total Return Among CONSOL Energy Inc.,

Peer Group, and S&P MidCap 400 Index

Assumes $100 invested on April 30, 1999

Assumes Dividend Reinvestment Through December 31, 2003

ACCOUNTANTS AND AUDIT COMMITTEE

Independent Public Accountants.    The independent certified public accountant selected by the Corporation for its fiscal year ended December 31, 2002 and its fiscal year ending December 31, 2003 is PricewaterhouseCoopers LLP.

Audit Fees.    The aggregate fees for professional services rendered for the audit of CONSOL Energy’s annual financial statements and for the review of the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2003 were $514,100, all of which were billed by PricewaterhouseCoopers LLP. The aggregate fees billed for professional services rendered for the audit of CONSOL Energy’s annual financial statements and for the review of the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2002, were $537,258, of which $253,458 was billed by Ernst & Young LLP and $283,800 was billed by PricewaterhouseCoopers LLP.

Audit-Related Fees.     The fees billed as assurance and related services that are reasonably related to the performance of the audit or review of CONSOL Energy’s financial statements for the fiscal year ended December 31, 2003, were $144,100, all of which were billed by PricewaterhouseCoopers LLP. The fees billed for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL Energy’s financial statements for the fiscal year ended December 31, 2002, were $185,309, all of which were billed by Ernst & Young LLP.

Tax Fees.     The fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2003, were $96,294. The aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2002, were $161,840, of which $142,218 was billed by Ernst & Young LLP and $19,622 was billed by PricewaterhouseCoopers LLP. The fees were incurred in connection with tax assessment challenges, tax issues relating to foreign and domestic acquisition matters and obtaining private letter rulings.

All Other Fees.    There were not any other fees billed by PricewaterhouseCoopers LLP for services other than described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the year ended December 31, 2003. The aggregate fees billed by Ernst & Young LLP and PricewaterhouseCoopers LLP for products and services other than for the services reported under the headings “Audit Fees”, “Audit-Related Fees” and “Tax Fees” for the fiscal year ended December 31, 2002, were $214,092, all of which was billed by Ernst & Young LLP. The fees were incurred in connection with debt refinancing activities, acquisitions advice, position papers and executive compensation advisory services. There were not any fees paid for financial information systems design or implementation.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services.     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. The services performed by PricewaterhouseCoopers LLP in 2003 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.

Audit Committee Report.    The Audit Committee has reviewed and discussed with management of CONSOL Energy and PricewaterhouseCoopers LLP, the independent auditing firm of the Corporation, the audited financial statements of CONSOL Energy as of and for the fiscal year ended December 31, 2003, including the fiscal year ended June 30, 2001, the six month period ended December 31, 2001 and the fiscal year ended December 31, 2002 (the “Audited Financial Statements”). In addition, we have discussed with PricewaterhouseCoopers LLP the matters required by Codification of Statements on Auditing Standards No. 61 (Communication with Audit Committees).

Under the rules of the New York Stock Exchange, all members of the Audit Committee are independent. In February 2004, the Audit Committee approved and adopted an amended Audit Committee Charter.

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and the Committee has discussed with that firm its independence from the Corporation. The Committee also discussed with management of the Corporation and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

The Audit Committee has considered whether the provision of the non-audit services by PricewaterhouseCoopers LLP described in this Proxy Statement is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Management is responsible for the Corporation’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of CONSOL Energy’s financial statement in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Committee has recommended to the Board of Directors the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and CONSOL Energy’s Board of Directors are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the Board of Directors as statutory and regulatory provisions become effective for audit committees and independent auditors.

MEMBERS OF THE COMMITTEE:

Philip W. Baxter, Chairman

James E. Altmeyer, Sr.

William E. Davis

Raj K. Gupta

John L. Whitmire, ex officio

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL Energy under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates the Report by Reference therein.)

Change in Independent Public Accountant.

Effective June 5, 2002, the Board of Directors of CONSOL Energy replaced the firm of Ernst & Young LLP as their independent auditor. Effective June 5, 2002, the Board of Directors of CONSOL Energy appointed the firm of PricewaterhouseCoopers LLP to serve as their independent auditor. These actions were taken by the Board of Directors following the recommendation of the Audit Committee.

Ernst & Young LLP’s report on the financial statements for CONSOL Energy for the fiscal year ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During CONSOL Energy’s two fiscal years ended December 31, 2001 prior to engaging PricewaterhouseCoopers LLP, there were no disagreements between Ernst & Young LLP and CONSOL Energy on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its report. There were also no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934 (“Regulation S-K”) during the Registrants’ two fiscal years ended December 31, 2001.

During CONSOL Energy’s two most recent fiscal years ended December 31, 2001, prior to engaging PricewaterhouseCoopers LLP, CONSOL Energy did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed; or with respect to the type of audit opinion that might be rendered on CONSOL Energy’s consolidated financial statements; or with respect to any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

PROPOSAL #2—RATIFICATION OF INDEPENDENT ACCOUNTANTS

Article III, Section 4 of the Corporation’s Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to shareholder ratification at each Annual Meeting, independent accountants to audit the books of account, accounting procedures and financial statements of CONSOL Energy and its subsidiaries for the year and to perform such other duties as prescribed from time to time by the Audit Committee.

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent certified public accountants for CONSOL Energy for the fiscal year ending December 31, 2004. The Audit Committee recommends that the shareholders ratify this appointment.

During 2003, PricewaterhouseCoopers LLP reviewed the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003, September 30, 2003 and audited CONSOL Energy’s annual consolidated financial statements and those of its subsidiaries for the fiscal year ended December 31, 2003, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services.

The affirmative vote of the majority of the votes cast by the holders of CONSOL Energy common stock on this proposal shall constitute ratification of the appointment of PricewaterhouseCoopers LLP. If the shareholders by the affirmative vote of a majority of the CONSOL Energy common stock represented at the Annual Meeting do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent certified public accountants will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

SHAREHOLDER PROPOSALS

Nominations for Director.    At each Annual Meeting the Board of Directors will submit to the shareholders its nominations for election of directors. In making such recommendations, the Nominating and Corporate Governance Committee consider nominations submitted by shareholders. Any shareholder who wishes to submit a nomination for the Board of Directors must provide advance notice of such nomination in writing to be received by the Secretary of CONSOL Energy no later than the close of business on the date that is the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the CONSOL

Energy). Any nomination should be addressed to the Secretary, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, Pennsylvania 15241. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employment held over the past five years.

Other Shareholder Proposals.    The Bylaws require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for shareholder ratification at each Annual Meeting. Other proposals may be submitted by the Board of Directors or shareholders for inclusion in the proxy statement for action at the Annual Meeting. Any proposal submitted by a shareholder for inclusion in the next Annual Meeting Proxy Statement must be received by the Secretary of CONSOL Energy no later than December 2, 2004. Any such proposal should be addressed to the Secretary, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241.

OTHER MATTERS

The Board of Directors knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors

of CONSOL Energy Inc.

Stephen E. Williams

Secretary

APPENDIX A

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF CONSOL ENERGY INC.

I.    Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of CONSOL Energy Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board. The Committee’s purposes shall be:

A.    To assist the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s compliance with debt covenants; (4) the performance of the Company’s internal audit function; and (5) the Company’s risk management policies and related practices.

B.    To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

C.    To prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management’s representations, or to determine that the Company’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management and the independent auditors. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent auditors are in fact “independent.”

II.    Membership

A.    The Committee shall be composed of at least three directors, each of whom must be independent. A director shall qualify as independent if the Board has affirmatively determined that the member has met the independence criteria set forth in the Company’s Corporate Governance Guidelines. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

1.    No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC; and

2.    No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee.

B.    All members of the Committee must be financially literate or become financially literate within a reasonable time after appointment to the Committee. At least one member shall have accounting or related financial management expertise. To the extent possible, at least one member of the Committee shall be an “audit committee financial expert” as that term is defined by the SEC.

C.    The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by a majority of the Board for one-year terms. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

D.    Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III.    Meetings and Procedures

A.    The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four times per year. A majority of the members of the Committee shall constitute a quorum.

B.    The Committee shall meet with the independent auditors, the senior personnel performing the Company’s internal audit function, and management in separate meetings, as often as it deems necessary and appropriate in its judgment.

C.    The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.    The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.    The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

F.    The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

G.    The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.    The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

I.    The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors, and the Company shall provide appropriate funding for the Committee to retain any such advisors without requiring the Committee to seek Board approval.

IV.    Duties and Responsibilities

A.    Financial Reporting Process

1.    The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s Form 10-Qs, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other financial disclosures to be included in SEC filings prior to their release. This discussion should include, where appropriate, a discussion about the Company’s accounting principles, critical accounting estimates, financial statement presentation, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information), the adequacy of the Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

2.    The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

3.    The Committee shall review earnings press releases prior to their release, as well as the types of financial information and earnings guidance provided to analysts and rating agencies.

4.     The Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

B.    Risks and Control Environment

1.    The Committee shall oversee the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures.

2.    The Committee shall review periodically the Company’s Code of Ethics and Business Conduct, and shall have the sole authority to grant waivers of the Company’s Code of Ethics and Business Conduct to the Company’s directors and executive officers. The Committee will report all such waivers to the Board of Directors at the Board’s next meeting.

3.    The Committee shall meet periodically with the senior personnel performing the internal audit function, the general counsel’s office, and the independent auditors to review the Company’s policies and procedures regarding disclosures that may impact the financial statements and compliance with applicable laws and regulations and the Company’s Code of Business Conduct.

4.    The Committee shall oversee the Company’s disclosure controls and procedures, including applicable internal controls and procedures for financial reporting, and internal controls relating to the authorization of transactions and the safeguarding and control of assets, and, where applicable, shall oversee the changes in internal controls intended to address any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss the annual internal control report of management and the independent auditors’ report on, and attestation of, management’s evaluation of internal controls and procedures for financial reporting, when those reports are required by SEC rules.

C.    Independent Auditors

1.    The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

2.    The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Committee at its next scheduled meeting.

3.    Prior to initiation of the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing.

4.    The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) in order to assess the firm’s independence, all relationships between the firm and the Company.

5.    The Committee shall review periodically any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, all alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.    The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and management’s response to same, shall discuss with the independent auditors any other matters required to be brought to its attention under auditing standards (e.g., SAS 61 and Independent Standards Board No. 1), and shall resolve any disagreements between the independent auditors and management.

7.    After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and independence, including considering whether the independent auditors’ quality controls are adequate. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead partner. In making its evaluation, the Committee shall take into account the opinions of management and the senior personnel performing the Company’s internal audit function. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

8.    The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors.

D.    Internal Audit Function

1.    The Committee shall oversee the activities, organizational structure, and qualifications of the persons performing the internal audit function.

2.     The Committee shall review and approve the appointment and replacement of the senior personnel performing the internal audit function.

3.    The Committee shall review and approve the annual internal audit plan of, and any special projects undertaken by, the personnel performing the internal audit function.

4.    The Committee shall discuss with the personnel performing the internal audit function any changes to, and the implementation of, the internal audit plan and any special projects and discuss the results of the internal audits and special projects.

5.    The Committee shall review any significant reports to management prepared by the internal audit department and management’s responses.

E.    Evaluations and Reports

1.    The Committee shall annually review and assess the performance of the Committee and each Committee member and deliver a report to the Board setting forth the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness, and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2.    The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, the effectiveness of the Company’s disclosure controls and procedures, and the adequacy and effectiveness of the Company’s risk management policies and related practices.

F.    Other Matters

1.    The Committee shall establish procedures for the approval of all related-party transactions involving executive officers and directors.

2.    The Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.    The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

4.    The Committee shall maintain free and open communication with the Board, management, the internal auditor, and the independent auditors.

5.    The Committee shall perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, the Company’s Bylaws, and governing law, as the Committee or the Board may deem necessary or appropriate.

CONSOL ENERGY INC.

C/O EQUISERVE TRUST COMPANY N.A

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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☒	Please mark	#COE

votes as in

this example.

CONSOL ENERGY INC.	2. Ratification of Independent Accountants: PricewaterhouseCoopers LLC.	FOR ☐	AGAINST ☐	ABSTAIN ☐
1.	Election of Directors.

(Please see reverse)

FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as written above

Change of Address/Comments on Reverse Side

☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

ANNUAL MEETING OF SHAREHOLDERS

OF

CONSOL ENERGY

APRIL 27, 2004

                                                         DETACH HERE                                 ZCOEC2

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CONSOL ENERGY INC.

Annual Meeting April 27, 2004

PROXY SOLICITED BY THE BOARD OF DIRECTORS

P R O X Y	The undersigned hereby appoints J.B. Harvey and S.E. Williams, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting to Shareholders of CONSOL Energy Inc. on April 27, 2004 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

1. Nominees for Election as Directors.

John L. Whitmire, J. Brett Harvey, James E. Altmeyer Sr.,

Philip W. Baxter, William E. Davis, Raj K. Gupta,

Patricia A. Hammick, William P. Powell, Joseph T. Williams

2. Ratification of Independent Accountants:

PricewaterhouseCoopers LLC

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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